UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2011

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34217	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina		27703
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2011, Icagen, Inc. (the “Company”) entered into Option Cancellation Agreements (the “Cancellation Agreements”) with the Company’s executive officers and certain other senior level employees, pursuant to which such individuals (the “Optionees”) agreed to the surrender and cancellation of certain previously granted stock options (the “Cancelled Options”) to purchase shares of the Company’s common stock in order to make available additional shares under the Company’s 2004 Stock Incentive Plan, as amended. Under the terms of the Cancellation Agreements, each Optionee and the Company acknowledged and agreed that the surrender and cancellation of the Cancelled Options was without any expectation on the part of the Optionee to receive, and without any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future with respect to the Cancelled Options. Each of the Cancelled Options had an exercise price greater than $8.00 per share.

The executive officers that entered into Cancellation Agreements and the aggregate number of shares underlying the Cancelled Options surrendered by each such officer are as follows: P. Kay Wagoner, 26,536 shares; Richard D. Katz, 15,623 shares. Other senior level employees of the Company surrendered Cancelled Options covering a total of 43,500 shares.

The foregoing description of the Cancellation Agreements is qualified by reference to the full text of the Cancellation Agreements, the form of which is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Richard D. Katz
Richard D. Katz
Date: January 10, 2011		Executive Vice President, Finance and Corporate Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Option Cancellation Agreement